--------                               -----------------------------
 FORM 5                                        OMB APPROVAL
--------                               -----------------------------
----- Check this box if no longer      OMB Number:       3235-0287
      subject to Section 16. Form 4    Expires:     April 30, 1997
----- or Form 5 obligations may        Estimated average burden
      continue. See Instruction 1(b).  hours per response .... 1.0
                                       ------------------------------
----- Form 3 Holdings
      Reported
-----
----- Form 4 Transactions
      Reported
-----
               U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940


- ----------------------------------------------------------------------------
1. Name and Address of Reporting Person


    Solomon        Peter                  J.
- ---------------------------------------------------
   (Last)          (First)              (Middle)


   767 Fifth Avenue, 26th Floor
- ----------------------------------------------------
                   (Street)

   New York            NY                 10022
- ----------------------------------------------------
   (City)           (State)               (Zip)

- ----------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Monro Muffler Brake, Inc. (MNRO)
- ----------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)

- ----------------------------------------------------------------------------
4. Statement for Month/Year

   Fiscal 2000
- ----------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)

- ----------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer (Check all applicable)

   [X] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)


   --------------------
- ----------------------------------------------------------------------------




Table I-Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------
1. Title of Security  2. Trans-  3. Trans-      4. Securities Acquired (A)
   (Instr. 3)            action     action         or Disposed of (D)
                         Date       Code           (Instr. 3, 4 and 5)
                         ------     (Instr. 8)  --------------------------
                         (Month/    -----------    Amount   (A) or   Price
                          Day/                              (D)
                          Year)
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

5. Amount of     6. Ownership        7. Nature of
   Securities       Form: Direct        Indirect
   Beneficially     (D) or Indirect     Beneficial
   Owned at End     (1) (Instr. 4)      Ownership
   of Issuer's                          (Instr. 4)
   Fiscal Year
   (Instr. 3
    and 4)
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities
beneficially owned directly or indirectly.      (Over)
(Print or Type Responses)                       SEC 2270 (3/91)



Table II-Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------
1. Title of Derivative 2. Conver- 3. Transac-  4. Transac-   5. Number of
   Security (Instr. 3)    sion or    tion Date    tion Code     Derivative
                          Exercise   (Month/      (Instr. 8)    Securities
                          Price of    Day/      ------------    Acquired (A)
                          Deriv-      Year)                     or Disposed
                          ative                                 of (D) (Instr.
                          Security                                3, 4, and 5)
                                                                 -------------
                                                                  (A)      (D)
------------------------------------------------------------------------------
------------------------------------------------------------------------------
Non-Employee Director Stock       $7.50       8/2/99       A           3,039    N/A
Option (right to buy)
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

6. Date Exer-       7. Title and Amount  8. Price of    9. Number of
   cisable and Ex-     of Underlying        Derivative     Derivative
   piration Date       Securities           Security       Securities
   (Month/Day/         (Instr. 3 and 4)     (Instr. 5)     Beneficially
   Year)            -------------------                    Owned at
------------------            Amount or                    End of Year
Date     Expira-       Title  Number of                    (Instr. 4)
Exer-    tion                 Shares
cisable  Date
------------------------------------------------------------------------------
------------------------------------------------------------------------------
 8/2/99   8/1/09  Common Stock   3,039        N/A             3,039
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------
10. Ownership      11. Nature of
       of              Indirect
    Derivative         Beneficial
    Security:          Ownership
    Direct (D) or      (Instr. 4)
    Indirect (I)
    (Instr. 4)
------------------------------------------------------------------------------
------------------------------------------------------------------------------
     D                    N/A
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

Explanation of Responses:



**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                     ---/s/ Peter J. Solomon                      5/12/00
                     **Signature of Reporting Person               Date

                                                                        Page 2
                                                               SEC 2270 (3/91)